Exhibit 99(ii)

          AMERICAN STANDARD TO PURSUE SALEOF ITS MEDICAL SYSTEMS GROUP


         PISCATAWAY, NJ. - October 7, 1999 - The Board of Directors of American Standard Companies Inc., (NYSE: ASD), today announced that it has directed the Company's management to pursue the sale of the Medical Systems Group. After careful consideration of all the alternatives, the Board's decision follows the recommendation of its Strategic Initiative and Management Development Committee and its advisors, Goldman, Sachs & Co. and Prudential Vector Healthcare Group. Both Goldman Sachs and Prudential Vector also have been engaged to assist in this directive.

         Mr. Emmanuel Kampouris,  Chairman and Chief Executive Officer,  stated:
"We appreciate the hard work of the Strategic Initiative Committee and, in particular, its Chairman, David Roderick, in pursuing this action with a focus on maximizing shareholder value." Mr. Roderick, commented, "We have great confidence in the Medical Systems' current diagnostic products and even more in its new technologies and research initiatives. We believe that a sale is the best alternative to realize its value for our shareholders."

         The Medical Systems Group is engaged in the research, manufacture, and distribution of diagnostic products including fully automated testing and other diagnostic systems for autoimmunity, infectious disease, blood virus, fertility, prenatal, osteoporosis, nutritional analysis and transplantation. Its DiaSorin Biomolecular Research Center is a recognized leader in hepatitis and infectious disease research through enzyme immunoassay and advanced DNA probe technology. The Center's newly discovered SEN-V virus is highly associated with acute and chronic hepatitis, probably accounting for a majority of cases of viral hepatitis of previously unknown origin.

         The Medical Systems Group generates over $100 million in sales annually through a network of worldwide businesses, direct sales forces and distributors. It operates manufacturing and research and development facilities in Stillwater, Minnesota, Saluggia and Brescia, Italy and Jundiai, Brazil.

         American Standard is a $6.7 billion global, diversified manufacturer of air conditioning, plumbing, automotive products and medical diagnostics systems. The company operates 116 manufacturing facilities in 33 countries and employs approximately 57,000 people worldwide.
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